State of Delaware
Secretary of State
Division of Corporations
Delivered 10:43 AM 08/30/2013
FILED 10:43 AM 08/30/2013
SRV 131042029 - 5248302 FILE

CERTIFICATE OF AMENDMENT

OF

DOMINION ELWOOD HOLDINGS, LLC

1. The name of the limited liability company is Dominion Elwood Holdings, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

> By striking the whole of paragraph 1 as it now exists and inserting in lieu thereof a new paragraph 1, reading as follows:
>
> "1. The name of the limited liability company formed hereby is Elwood Energy Holdings, LLC."

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 30th day of August, 2013.

DOMINION ELWOOD HOLDINGS, LLC

By: /s/ Curtis Morgan
Curtis Morgan
Authorized Person